PARTICIPATION AGREEMENT

Among
GREAT-WEST LI FE & ANNUITY INSURANCE COMPANY
and
LEGG MASON WOOD WALKER, INCORPORATED

THIS AGREEMENT, made and entered into as of this 27th day of December, 1999 by and among GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY (hereinafter "GWL&A"), a Colorado life insurance company, on its own behalf and on behalf of its Separate Account, FutureFunds II Series Account (the "Account"); and, LEGG MASON WOOD WALKER, INCORPORATED (hereinafter the "Distributor) a corporation organized under the laws of Maryland.

WHEREAS, the LM Institutional Fund Advisors II is registered as an open-end management investment company under the Investment Company Act of 1940 Act (hereinafter, the "Fund'"), and its shares are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act"); and

WHEREAS, the Distributor is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the '"1934 Act"') and is a member in good standing of the National Association of Securities Dealers, Inc. (the ".NASD"); and

WHEREAS, GWL&A has certain unregistered variable annuity contracts supported wholly or partially by the Account (the "Contracts"); and

WHEREAS, the Account is a duly organized, validly existing segregated asset account established by resolution of the Board of Directors of GWL&A on March 29, 1990, under the insurance laws of the State of Colorado, to set aside and invest assets attributable to the Contracts; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, GWL&A intends to purchase shares in the Fund(s) listed in Schedule A attached hereto and incorporated herein by reference, as such Schedule may be amended from time to time by mutual written agreement (the "Designated Portfolio(s)"), on behalf of the Account to fund those Contracts listed on Schedule F, as such Schedule may be amended from time to time by mutual written agreement, and the Distributor is authorized to sell such shares to GWL&A for the Account; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Account also intends to purchase shares in other open-end investment companies or series thereof not affiliated with the Fund (the "Unaffiliated Funds") on behalf of the Account to fund the Contracts; and

NOW, THEREFORE, in consideration of their mutual promises, GWL&A and the Distributor agree as follows:

ARTICLE I.    Sale, Transfer and Redemption of Fund Shares

1.1    The Distributor agrees to sell to GWL&A those shares of the Designated Portfolio(s) which the Account orders, executing such orders on each Business Day at the net asset value next computed after receipt by the Distributor or its designee of the order for the shares of the Portfolios. GWL&A intends to use its affiliated broker/dealer to execute orders for the sale, transfer and redemption of such shares through its affiliated broker/dealer. The procedures and policies for the sale, transfer and redemption of Fund shares are therefore set forth in a separate Trading and NSCC Networking Agreement executed by and between GWL&A's broker/dealer and Distributor (the "Trading Agreement") and shall be governed thereby. To the extent the terms of this Agreement and the Trading Agreement conflict, the terms of the Trading Agreement shall prevail.

1.2    The Distributor agrees to make shares of the Designated Portfolio(s) available for purchase at the applicable net asset value per share by GWL&A and the Account on those days on which the Fund calculates its Designated Portfolio(s)' net asset value pursuant to rules of the SEC and in accordance with the terms of the Trading Agreement.

1.3    The Distributor agrees to redeem for cash, on GWL&A's request, any full or fractional shares of the Fund held by GWL&A in accordance with the terms of the Trading Agreement.

1.4    GWL&A shall pay for Fund shares in accordance with the terms of the Trading Agreement.

1.5    The Distributor shall pay and transmit the proceeds of redemptions of Fund shares in accordance with the terms of the Trading Agreement.

1.6    Issuance and transfer of the Fund's shares will be by book entry only. Stock certificates will not be issued to

GWL&A or the Account. Shares ordered from the Fund will be recorded in an appropriate title for the Account or the appropriate sub-account of the Account.

1.7    GWL&A hereby elects to receive all such income dividends and capital gain distributions as are payable on the Portfolio shares in additional shares of that Portfolio. GWL&A reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Distributor shall notify GWL&A by the end of the next following Business Day of the number of shares so issued as payment of such dividends and distributions.

ARTICLE II. Representations and Warranties

2.1 GWL&A represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account prior to any issuance or sale of units thereof as a segregated asset account under Section 10-7-401, et. seq. of the Colorado Insurance Law.

2.2. The Distributor represents and warrants that Designated Portfolio(s) shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with all applicable federal securities laws including without limitation the 1933 Act, the 1934 Act, and the Investment Company Act of 1940 Act (hereinafter, the "1940 Act") and that the Fund is and shall remain registered under the 1940 Act. The Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.
2.3. The Distributor agrees to communicate with the Fund and its investment Advisor to ensure compliance with the applicable provisions and the SEC staff interpretations of the 1940 Act with respect to the investment advisory or management fees paid and to ensure to the fees received from the Fund are in accordance with the requirements of the 1940 Act. The Distributor shall not accept any 12b-1I fees from the Fund until the Distributor is satisfied that the Fund has undertaken to have its Board, a majority of whom are not interested persons of the Fund, formulate and approve any plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution expenses.

2.4. The Distributor represents and warrants that the Fund is "diversified" as that term is defined in the 1940 Act The Distributor represents and warrants that the Fund shall register and qualify the shares for sale in accordance with the laws of the various states if and to the extent required by applicable law. GWL&A and the Distributor will endeavor to mutually cooperate with respect to the implementation of any modifications necessitated by any change in state insurance laws, regulations or interpretations of the foregoing that affect the Designated Portfolio(s) (a "Law Change"), and to keep each other informed of any Law Change that becomes known to either party.

2.5    The Distributor represents and warrants that the Fund is lawfully organized and validly existing under the laws of the State of Maryland and that it does and will comply in all material respects with the 1940 Act.

2.6    The Distributor represents and warrants that it is and shall remain duly registered under all applicable federal and state securities laws and that it shall perform its obligations for the Fund in compliance in all material respects with the laws of the State of Maryland and any applicable state and federal securities laws.

2.7    The Distributor represents and warrants that all of its and the Fund's respective officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Fund are, and shall continue to be at all times, covered by one or more blanket fidelity bonds or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage required by Rule l 7g- l under the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bonds shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.9    The Distributor warrants and represents that the Fund will provide GWL&A with as much advance notice as is reasonably practicable of any material change affecting the Designated Portfolio(s) (including, but not limited to. any material change in the registration statement or prospectus affecting the Designated Portfolio(s)) and any proxy solicitation affecting the Designated Portfolio(s) and consult with GWL&A in order to implement any such change in an orderly manner, recognizing the expenses of changes and attempting to minimize such expenses by implementing them in conjunction with regular annual updates of the prospectus for the Contracts.

ARTICLE III.    Prospectuses and Proxy Statements: Voting

3.1    If applicable state or federal laws or regulations require that prospectuses for the Fund be distributed to all Contractowners. then at least annually, the Distributor shall provide GWL&A with as many copies of the Fund's current prospectus for the Designated Portfolio(s) as GWL&A may reasonably request for marketing purposes (including distribution to Contractowners with respect to new sales of a Contract), with expenses to be borne in accordance with Schedule C hereof.

3.2    If applicable state or federal laws or regulations require that the Statement of Additional Information ("SAI") for the Fund be distributed to all Contractowners, then the Distributor shall provide GWL&A with copies of the Fund's SAI or documentation thereof for the Designated Portfolio(s) in such quantities, with expenses to be borne in accordance with Schedule C hereof, as GWL&A may reasonably require to permit timely distribution thereof to Contractowners. The Distributor shall also provide SAIs to any Contractowner or prospective owner who requests such SAI from the Fund (although it is anticipated that such requests will be made to GWL&A).

3.3    The Distributor shall provide GWL&A with copies of the Fund's proxy material, reports to stockholders and other communications to stockholders for the Designated Portfolio(s) in such quantity, with expenses to be borne in accordance with Schedule C hereof, as GWL&A may reasonably require to permit timely distribution thereof to Contractowners, as required by law.

3.4    It is understood and agreed that, except with respect to information regarding GWL&A provided in writing by GWL&A to be included in a prospectus and/or SAI GWL&A is not responsible for the content of the prospectus or SAI for the Designated Portfolio(s ).

3.5    If and to the extent required by law GWL&A shall:

(i)	solicit voting instructions from Contractowners;

(ii)	vote the Designated Portfolio(s) shares held in the Account in accordance with instructions received from Contractowners: and

(iii)
vote Designated Portfolio shares held in the Account for which no instructions have been received in the same proportion as Designated Portfolio(s) shares for which instructions have been received from Contractowners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners. GWL&A reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law.

3.6 The Distributor ensures that the Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular the Fund will either provide for annual meetings (except insofar as the SEC may interpret Section 16 of the 1940 Act not to require such meetings) or, as the Fund currently intends, comply with Section 16(c) of the 1940 Act (although the Fund is not one of the trusts described in Section 16(c) of that Act) as well as with Sections l6(a) and. if and when applicable, l 6(b). Further, the Fund will act in accordance with the SEC's interpretation of the requirements of Section 16(a) with respect to periodic elections of directors or trustees and with whatever rules the Commission may promulgate with respect thereto.

ARTICLE IV. Sales Material and Information

4.1. GWL&A shall furnish. or shall cause to be furnished, to the Distributor or its designee, a copy of each piece of sales literature or other promotional material that GWL&A develops or proposes to use and in which the Fund (or a Portfolio thereof), its Adviser or one of its sub-advisers or the Distributor is named in connection with the Contracts, at least ten (10) Business Days prior to its use. No such material shall be used if the Fund objects to such use within five (5) Business Days after receipt of such material.

4.2    GWL&A shall not give any information or make any representations or statements on behalf of the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement, prospectus or SAI for the Fund shares, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Fund. Distributor or Adviser, except with the permission of the Fund. Distributor or Adviser.

4.3    The Distributor shall furnish, or shall cause to be furnished, to GWL&A, a copy of each piece of sales literature or other promotional material in which GWL&A and/or its separate account(s), is named at least ten (10) Business Days prior to its use. No such material shall be used if GWL&A objects to such use within five (5) Business Days after receipt of such material.

4.4    The Distributor represents and warrants that neither it, the Fund nor the Adviser shall give any information or make any representations on behalf of GWL&A or concerning GWL&A, the Account, or the Contracts other than the information or representations contained in the Contracts, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by GWL&A or its designee, except with the permission of GWL&A.

4.5    GWL&A will provide to the Distributor at least one complete copy of all sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Account, contemporaneously with the filing of such document(s) with the SEC, NASD, or other regulatory authority.

4.6    For purposes of Articles IV and VI, the phrase "sales literature and other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or bill boards, motion pictures, or other public media e.g., online networks such as the Internet or other electronic media), sales literature (i.e. any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and shareholder reports, and proxy materials (including solicitations for voting instructions) and any other material constituting sales literature or advertising under the NASD rules, the 1933 Act or the 1940 Act.

4.7    At the request of either party to this Agreement each other party will make available to the other party's independent auditors and/or representative of the appropriate regulatory agencies, all records, data and access to operating procedures that may be reasonably requested in connection with compliance and regulatory requirements related to this Agreement or any party's obligations under this Agreement.

ARTICLE V. Fees and Expenses

5.1    The Distributor shall pay no fee or other compensation to GWL&A under this Agreement, other than pursuant to Section 5.6 herein and as expressly described in Schedule D attached hereto and incorporated by reference herein, and GWL&A shall pay no fee or other compensation to the Distributor under this Agreement, although the parties hereto will bear certain expenses in accordance with Schedule C, Articles III, V, and other provisions of this Agreement.

5.2    All expenses incident to performance by the Distributor or the Fund under this Agreement shall be paid by the Distributor, as further provided in Schedule C. The Distributor shall ensure that all shares of the Designated Portfolio(s) are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent required, in accordance with applicable state laws prior to their sale.

5.3    The parties shall bear the expenses of routine annual distribution (mailing costs) of the Fund's prospectus and distribution (mailing costs) of the Fund's proxy materials and reports to owners of Contracts offered by GWL&A. which may be required by law, in accordance with Schedule C.

5.4. The Distributor acknowledges that a principal feature of the Contracts is the Contractowner's ability to choose from a number of unaffiliated mutual funds (and portfolios or series thereof), including the Designated Portfolio(s) and the Unaffiliated Funds, and to transfer the Contract's cash value between funds and portfolios. The Distributor agrees to cooperate with GWL&A in facilitating the operation of the Account and the Contracts as described in the prospectus for the Contracts.

5.5.    GWL&A, either itself or through one of its wholly-owned subsidiaries, agrees to provide certain administrative, and recordkeeping services, specified in the Administrative Services Agreement attached hereto as Schedule D (the "Administrative Services Agreement"), in connection with the arrangements contemplated by this

Agreement. The parties acknowledge and agree that the services referred to in this Section 5.5 and Schedule D are recordkeeping, shareholder communication, and other transaction facilitation and processing, and related administrative services only and are not the services of an underwriter or principal underwriter of the Fund and that GWL&A is not an underwriter for the shares of the Designated Portfolio(s), within the meaning of the 1933 Act of the 1940 Act. If applicable, GWL&A itself or through one its wholly owned subsidiaries, also agrees to perform certain shareholder services with respect to designated Portfolios of the Fund which have adopted a Rule l 2b-l Plan under which it makes payments to finance distribution expenses pursuant to the terms of the Administrative Service Agreement. The Distributor represents and warrants that, for those Portfolios paying 12b-l fees, the Fund 's Board, a majority of whom are not interested persons of the Fund, has formulated and approved the Fund 's Rule l 2b-1 Plan to finance distribution and shareholder services expenses of the Fund and that any changes to the Fund 's Rule 12b-1 Plan will be approved by a similarly constituted Board. Any such 12b-1 responsibilities and fees shall be paid pursuant to 5.6 and set forth in Schedule D hereto.

5.6. As compensation for the recordkeeping services specified in Schedule D hereto, and the distribution services specified herein, the Distributor agrees to pay the party to the Administrative Services Agreement as GWL&A 's designee, the Administrative and Recordkeeping Services and l 2b- l Fees, as applicable as set forth on Administrative Services Agreement.

ARTICLE VI.    Indemnification
6.1    Indemnification By GWL&A
6.1(a). GWL&A agrees to indemnify and hold harmless the Distributor, the Fund and their respective officers and directors or trustees and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 6.1 ) against any and all losses, claims, expenses, damages and liabilities (including amounts paid in settlement with the written consent of GWL&A) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses. claims, expenses, damages or liabilities (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts and:
(i)arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the Contracts or sales literature or other promotional material for the Contracts (or any amendment or supplement to any of the foregoing). or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to GWL&A by or on behalf of the Adviser or Fund for use in the Contracts or sales literature or other promotional material (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii)arise out of or as a result of statements or representations (other than statements or representations contained in sales literature or other promotional material of the Fund not supplied by GWL&A or persons under its control) or wrongful conduct of GWL&A or persons under its control, with respect to the sale or distribution of the Contracts or Fund Shares: or

(iii)arise out of any untrue statement or alleged untrue statement of a material fact contained in sales literature or other promotional material of the Fund, or any amendment thereof or supplement thereto. or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to the Fund by or on behalf of GWL&A; or

(iv)arise as a result of any failure by GWL&A to provide the services and furnish the materials under the terms of this Agreement: or

(v)arise out of or result from any material breach of any representation and/or warranty made by GWL&A in this Agreement or arise out of or result from any other material breach of this Agreement by GWL&A, as limited by and in accordance with the provisions of Sections 6. l(b) and 6.1(c) hereof.

6.1(b). GWL&A shall not be liable under this indemnification provision with respect to any losses, claims, expenses, damages. liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement or to any of the Indemnified Parties.

6.1(c). GWL&A shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified GWL&A in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify GWL&A of any such claim shall not relieve GWL&A from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that GWL&A has been prejudiced by such failure to give notice. In case any such action is brought against the Indemnified Parties, GWL&A shall be entitled to participate, at its own expense, in the defense of such action. GWL&A also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from GWL&A to such party of GWL&A's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and GWL&A will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

6. l(d). The Indemnified Parties will promptly notify GWL&A of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund Shares or the Contracts or the operation of the Fund.

6.2    Indemnification by the Distributor

6.2(a). The Distributor agrees to indemnify and hold harmless GWL&A and its directors and officers and each person, if any, who controls GWL&A within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 6.4) against any and all losses, claims, expenses, damages and liabilities (including amounts paid in settlement with the written consent of the Distributor) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts and:

(i)arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or SAI or sales literature or other promotional material of the Fund prepared by the Fund, Adviser or Distributor (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Adviser, the Distributor or Fund by or on behalf of GWL&A for use in the registration statement or SAI or prospectus for the Fund or in sales literature or other promotional material (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii)    arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, Prospectus, SAI, sales literature or other promotional material for the Contracts not supplied by the Distributor or persons under its control) or wrongful conduct of the Fund, the Distributor or Adviser or persons under their control. With respect to the sale or distribution of the Contracts or Fund shares; or

(iii)    arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, sales literature or other promotional material covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished in writing to GWL&A by or on behalf of the Adviser, the Distributor or Fund; or

(iv)    arise as a result of any failure by the Fund, Adviser or Distributor to provide the services and furnish the materials under the terms of this Agreement; or

(v)    arise out of or result from any material breach of any representation and/or warranty made by the Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the Distributor; or

(vi)    arise out of or result from the incorrect or untimely calculation or reporting of the daily net asset value per share or dividend or capital gain distribution rate:

as limited by and in accordance with the provisions of Sections 6.2(b) and 6.2(c) hereof.

6.2(b). The Distributor shall not be liable under this indemnification provision with respect to any losses, claims, expenses, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement, or to any of the Indemnified Parties.

6.2(c) The Distributor shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Distributor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Distributor of any such claim shall not relieve the Distributor from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Distributor has been prejudiced by such failure to give notice. In case any such action is brought against the Indemnified Parties, the Distributor will be entitled to participate, at its own expense, in the defense thereof. The Distributor also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Distributor to such party of the Distributor's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it and the Distributor will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

6.2(d) GWL&A agrees to promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account.

ARTICLE VII.    Applicable Law

7.1    This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Colorado, without regard to the Colorado Conflict of Laws provisions.

7.2    This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE VIII.    Termination

8.1    This Agreement shall terminate:
(a)at the option of either party, with or without cause, with respect to some or all Portfolios, upon six (6) months advance written notice delivered to the other party; provided, however, that such notice shall not be given earlier than six (6) months following the date of this Agreement; or

(b)at the option of GWL&A by written notice to the Distributor with respect to any Portfolio based upon GWL&A's determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts; or

(c)at the option of GWL&A by written notice to the Distributor with respect to any Portfolio in the event any of the Portfolio's shares are not registered, issued or sold in accordance with applicable state and/ or federal law or such law precludes the use of such shares as the underlying investment medium of the Contracts issued or to be issued by GWL&A; or

(d)at the option Distributor in the event that formal administrative proceedings are instituted against GWL&A by the NASD, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding GWL&A's duties under this Agreement or related to the sale of the Contracts, the operation of any Account or the purchase of the Fund shares, if, in each case, the Distributor reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of GWL&A to perform its obligations under this Agreement; or

(e)at the option of GWL&A in the event that formal administrative proceedings are instituted against the Fund, the Distributor or the Adviser by the NASD, the SEC, or any state securities or insurance department or any other regulatory body, if GWL&A reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Distributor to perform its obligations under this Agreement; or

( f) at the option of the Distributor if (i) it determines in its sole judgment reasonably exercised in good faith, that GWL&A has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and that material adverse change or publicity will have a material adverse impact on GWL&A's ability to perform its obligations under this Agreement, (ii) the Distributor notifies GWL&A of that determination and its intent to terminate this Agreement and (iii) after considering the actions taken by GWL&A and any other changes in circumstances since the giving of such a notice, the determination by the Distributor shall continue to apply on the sixtieth (60th) day following the giving of that notice, which sixtieth day shall be the effective date of termination; or

(g)    at the option of GWL&A if (i) GWL&A shall determine, in its sole judgment reasonably exercised in good faith, that the Fund. the Distributor or Adviser has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and that material adverse change or publicity will have a material adverse impact on the Distributor's ability to perform its obligations under this Agreement, (ii) GWL&A notifies the Distributor, as appropriate, of that determination and its intent to terminate this Agreement, and (iii) after considering the actions taken by the Fund, Distributor or Adviser and any other changes in circumstances since the giving of such a notice, the determination of GWL&A shall continue to apply on the sixtieth (60th) day following the giving of that notice, which sixtieth day shall be the effective date of termination; or

(h)    at the option of any non-defaulting party hereto in the event of a material breach of this Agreement by the other party hereto (the "defaulting party"); provided, however, that the non-defaulting party gives written notice thereof to the defaulting party, with copies of such notice to all other non-defaulting parties, and if such breach shall not have been remedied within thirty (30) days after such written notice is given, then the non-defaulting party giving such written notice may terminate this Agreement by giving thirty (30) days written notice of termination to the defaulting party.

(i)    upon the following condition: at any time. without payment of any penalty, by vote of a majority of the member of the board of directors of the Fund who are not “ interested persons," or by a vote of a majority of the outstanding voting securities of the Fund on not more than sixty days written notice to the parties to this Agreement. In addition, if a 12b-l plan in effect with respect to the Fund is altered or terminated, the Distributors obligation hereunder to make payments to GWL&A or any of its affiliates will terminate.

8.2    Notice Requirement. No termination of this Agreement shall be effective unless and until the party terminating this Agreement gives prior written notice to all other parties of its intent to terminate, which notice shall set forth the basis for the termination.

8.3    Effect of Termination. Notwithstanding any termination of this Agreement, the Distributor shall, at the option of Great-West Life & Annuity Insurance Company, continue to make available additional shares of the
Designated Portfolio( s) pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in the Designated Portfolio(s), redeem investments in the Designated Portfolio(s) and/or invest in the Designated Portfolio(s) upon the making of additional purchase payments under the Existing Contracts.

8.4    Surviving Provisions. Notwithstanding any termination of this Agreement, each party's obligations under Article VI to indemnify other parties shall survive and not be affected by any termination of this Agreement. In addition, with respect to Existing Contracts, all provisions of this Agreement shall also survive and not be affected by any termination of this Agreement.

ARTICLE IX. Notices
Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to GWL&A:

Great-West Life & Annuity Insurance Company
8515 East Orchard Road
Englewood, CO 8011 1
Attention: Debra Cunningham, 7T1

If to the Distributor:

Legg Mason Wood Walker, Incorporated
100 Light Street
Baltimore, MD 21202

Attention: Legal and Compliance Department

ARTICLE X. Miscellaneous

10.1. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information may come into the public domain. Without limiting the foregoing, no party hereto shall disclose any information that another party has designated as proprietary.

10.2. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

10.3. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

10.4. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

10.5. Each party hereto shall cooperate with the other party and all appropriate governmental authorities (including without limitation the SEC, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the Colorado Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the variable annuity operations of GWL&A are being conducted in a manner consistent with the Colorado Variable Annuity Regulations and any other applicable law or regulations.

10.6. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in a forum jointly selected by the relevant parties (but if applicable law requires some other forum, then such other forum) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

10.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

10.8. This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto. The Agreement will automatically terminate upon any assignment inconsistent with this section.

10.10. The Distributor agrees that the obligations assumed by GWL&A pursuant to this Agreement shall be limited in any case to GWL&A and its assets and neither the Fund, Distributor nor Adviser shall seek satisfaction of any such obligation from the shareholders of GWL&A, the directors, officers, employees or agents of GWL&A, or any of them, except to the extent permitted under this Agreement.

10.11. No provision of this Agreement may be deemed or construed to modify or supersede any contractual rights, duties, or indemnifications, as between the Distributor and the Fund.

10.12 The parties acknowledge and agree to abide by the terms of Schedule E as it pertains to the Designated Portfolio(s) described herein and GWL&A's business of providing investment options and administrative services for deferred compensation plans.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPAN Y
By its authorized officer,

By: /s/
Title: Assist V.P. 401(k) Products
Date: 1/19/00

LEGG MASON WOOD WALKER. INCORPORATED
By its authorized officer.
By:    /s/
Title:    Vice President
Date:    12/27/99

SCHEDULE A

Designated Portfolios

Legg Mason Value Trust - Navigator Shares

SCHEDULE B

TRADING AND NSCC NETWORKING AGREEMENT

SCHEDULE C

EXPENSES

1 .    Distributor's Expenses

Distributor shall pay costs associated with printing and providing prospectuses (including stickers or reprints and updates), statements of additional information, semi-annual and annual reports, and proxy and other voting materials to GWL&A in a quantity sufficient to satisfy the reasonable demands of existing, new and prospective Plans and plan participants.

2     GWL&A' s Expenses

GWL&A shall pay costs associated with the delivery of prospectuses, statements of additional information, semi-annual and annual reports, and proxy and voting materials to existing, new or prospective Plans and/or Plan participants, as necessary.

SCHEDULE D

Administrative Services Agreement

SCHEDULE E

CONFIDENTIALITY

Distributor understands and acknowledges that GWL&A intends to offer the Designated Portfolio as part of a deferred compensation business to entities who may or may not use
GWL&A as administrator of their deferred compensation programs. To the extent that GWL&A provides Distributor with the name of any such entities, Distributor agrees that it will maintain the confidentiality of the names of such entities and (a) will not contact such entities for purposes of selling the Funds as a deferred compensation plan, or (b) disclose the names of such entities to any party selling the Funds. The provisions of this paragraph shall terminate two years after any such entity which becomes a customer of GWL&A terminates its relationship with GWL&A and immediately after any such prospective entity does not become a customer of GWL&A.
Notwithstanding the above, the provisions of this paragraph shall terminate upon termination of this Agreement.

SCHEDULE F

CONTRACTS

The Contracts to be funded are identified herein by the name of the Contract owner. The parties to the Fund Participation Agreement to which this Schedule relates may amend this Schedule by mutual written agreement.

CIBER, Inc. Savings Plan